Exhibit 6.27

EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT (this "Amendment”) is made and entered this 14th day of April, 2017 (the “Effective Date”) between Level Brands, Inc., a North Carolina corporation whose principal place of business is 4521 Sharon Road, Charlotte, NC 28211 (the "Corporation") and Marty Sumichrast, an individual whose address is 11125 Colonial Country Lane, Charlotte, NC (the "Executive").

WHEREAS, the Corporation and Executive entered into an Employment Agreement effective January 1, 2017 (the "Agreement").

WHEREAS, the Corporation desires to amend the Agreement as follows:

Section 5 is replaced to read:

5.           Compensation and Benefits.

a.           Salary. The Executive shall be paid a base salary (“Base Salary”), payable in accordance with the Corporation's policies from time to time for senior executives, at an annual rate One Hundred Twenty Thousand dollars ($120,000). Any accrued and unpaid salary shall be paid on the next payroll.

General. All other provisions in the Agreement shall remain unchanged and be in full force and effect. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered electronically, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

THE COMPANY:

LEVEL BRANDS, INC.

By: /s/ Mark Elliott
CFO

THE EXECUTIVE

/s/ Marty Sumicharst
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